EXHIBIT 4.28
AMENDMENT TO THE NOTES
ISSUED FROM FLINT TELECOM GROUP, INC.
TO JOHN LAVERY

This AMENDMENT is to amend certain terms of the $300,000 Promissory Note dated March 13, 2009 and the $250,000 Promissory Note dated May 2, 2009 issued from Flint Telecom Group, Inc. to John Lavery (the “Holder”) (together, the “Notes”).

Unless otherwise indicated, terms used herein that are defined in the Notes shall have the same meanings herein as in the Notes.

The parties hereto agree to amend the Notes as hereinafter provided effective as of September 1, 2009, (the “Effective Date”):

Out of the total outstanding principal and cash fees due under the Notes, which as of the Effective Date, equals seven hundred forty thousand dollars ($740,000), five hundred forty thousand dollars ($540,000) shall be cancelled and converted into a right to purchase under the same terms and conditions of the Offering, attached as Exhibit A, but without an original issue discount of 15%, and as further described in the Subscription Agreement, secured convertible note and warrant attached hereto as Exhibits B, C, and D, respectively.

The remaining outstanding principal and cash fees due under the Notes (which is $200,000) shall continue to be due and payable, but with an extension on the payment due date to September 30, 2009.

Additionally, the following provision in the Notes shall be deleted: “if the U.S. Dollar weakens between the date of the Note and ninety days thereafter, the Company shall cover any foreign currency loss incurred by the Payee”

and replaced with the following provision: “if the exchange rate between the United Stated Dollar to the Euro fluctuates by more than 10% from 1:1.42, then the Company shall reset the principal amount due under the Note to the most current exchange rate in effect.”

Except as herein modified, all the terms and conditions of the above referenced Notes shall remain in full force and effect.  In the event of any conflict between this Amendment and the Notes, the provisions of this Amendment shall prevail.

The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Amendment as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have agreed to amend the terms and conditions of the Notes as of the Effective Date.

NOTE HOLDER: JOHN LAVERY                                                                      FLINT TELECOM GROUP, INC.

By: /s/ John Lavery                                                                             By: /s/ Stephen Keaveney

Name: John Lavery                                                                                              Name: Stephen Keaveney

        Title: Chief Financial Officer
Date: September 1, 2009                                                                            Date: September 1, 2009